Exhibit 99.1

Financial Contact:	Media Contact:
Josh Hirsberg	David Strow
(702) 792-7234	(702) 792-7386
joshhirsberg@boydgaming.com	davidstrow@boydgaming.com

BOYD GAMING ANNOUNCES SENIOR EXECUTIVE APPOINTMENTS

LAS VEGAS - DECEMBER 14, 2023 - Boyd Gaming Corporation (NYSE: BYD) today announced the promotions of four of its senior executives as part of strengthening its management and organizational structure and underscoring the company’s commitment to serving its guests and driving long-term profitable growth.

Effective immediately, Steve Thompson has been promoted to Chief Administrative Officer, after previously serving as Executive Vice President, Operations for the Nevada region. Succeeding Thompson is Steve Schutte, who was previously Senior Vice President, Operations for the Company’s Las Vegas Locals properties. In addition to oversight of the Company’s Nevada properties, Schutte will assume responsibility for Corporate Slot Operations, Food and Beverage, and Hotel Operations.

Also effective immediately, Ted Bogich has been promoted to Chief Operating Officer, after previously serving as Executive Vice President, Operations for the Company’s Midwest & South region. Succeeding Bogich is Ward Shaw, who previously oversaw Company operations in Missouri, Illinois, Indiana and Ohio as Senior Vice President, Operations.

“These appointments strengthen our management structure and help position Boyd for today’s dynamic and fast changing environment,” said Keith Smith, President and Chief Executive Officer. “Each of these four accomplished executives has played a critical role in our Company’s success, and through their expanded roles we will further leverage their talent and expertise as we continue to drive long-term growth and efficiencies throughout our operations.”

Thompson has served in numerous senior executive positions with Boyd Gaming since joining the Company in 1983.  He was named Senior Vice President, Operations for Boyd Gaming’s Nevada region in 2004, and Executive Vice President, Operations in 2016.  In his new role as Chief Administrative Officer, Thompson will oversee a number of key Corporate functions, including Procurement, Administration, Design & Construction, Corporate Social Responsibility, Corporate Communications, and Race and Sports.

With 30 years of experience in the gaming industry, Schutte has served as Senior Vice President, Operations for Boyd Gaming since joining the Company in 2014, and currently has oversight of the Company’s Las Vegas Locals properties. Prior to joining Boyd Gaming, Schutte served in senior operations positions at gaming companies in Ohio and Las Vegas.

Bogich joined Boyd Gaming in 2004 as Vice President and General Manager of Sam’s Town Tunica, and was named Vice President and General Manager of Blue Chip Casino Hotel in 2007.  He was promoted to Senior Vice President, Operations in 2012, and to Executive Vice President, Operations in 2016. In his new role as Chief Operating Officer, Bogich will have oversight of the Company’s 28 properties nationwide.  Bogich will also retain oversight of Corporate Marketing, and Slot Analytics and Strategy.

Shaw has 25 years of experience in the gaming industry, serving as Senior Vice President, Operations for Boyd Gaming since joining the Company in 2018.  Previously, Shaw held various senior level positions for large gaming companies in multiple jurisdictions.

About Boyd Gaming

Founded in 1975, Boyd Gaming Corporation (NYSE: BYD) is a leading geographically diversified operator of 28 gaming entertainment properties in 10 states, manager of a tribal casino in northern California, and owner and operator of Boyd Interactive, a B2B and B2C online casino gaming business. The Company is also a strategic partner and 5% equity owner of FanDuel Group, the nation's leading sports-betting operator. With one of the most experienced leadership teams in the casino industry, Boyd Gaming prides itself on offering guests an outstanding entertainment experience and memorable customer service.  Through a long-standing company philosophy called Caring the Boyd Way, Boyd Gaming is committed to advancing Environmental, Social and Corporate Governance (ESG) initiatives that positively impact the Company's stakeholders and communities.  For additional Company information and press releases, visit https://investors.boydgaming.com.

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